Exhibit 99.1

Eyenovia Appoints Three Industry Veterans to Board of Directors

New York, NY – March 26, 2018 – Eyenovia, Inc. (NASDAQ: EYEN), a clinical stage biopharmaceutical company developing a pipeline of ophthalmology products utilizing its patented piezo-print technology to deliver micro-therapeutics topically to the eye, today announced that it has appointed directors Kenneth B. Lee, Jr., Charles E. Mather IV and Anthony Y. Sun, as independent members of its Board of Directors, effective immediately.

Mr. Lee will serve as Chairman of the Audit Committee and Dr. Sun will chair the Compensation Committee.

Dr. Sean Ianchulev, Eyenovia’s Chief Executive Officer and Chief Medical Officer commented, “We are pleased these three industry veterans have joined our Board of Directors at such an exciting time in Eyenovia’s history. They join a team that brings a tremendous amount of experience to Eyenovia and we believe that, together, we will help guide Eyenovia through our near and long-term milestones. Following our successful IPO, we plan to initiate phase 3 studies in two of our assets in the second half of 2018, bringing us closer to a therapeutic paradigm shift in ophthalmology; and we believe our reinforced Board will help us realize that potential.”

Mr. Lee, 70, has been a General Partner of Hatteras Venture Partners, LLC, a venture capital fund focusing on life science companies since January 2003. Previously he was President of A.M. Pappas & Associates, LLC, following 29 years with Ernst & Young LLP, where he was most recently Managing Director of the firm’s health sciences corporate finance group, and at one time served as the National Director of the Life Sciences Practice. Mr. Lee serves on the boards of Aralez Pharmaceuticals, Inc. (Nasdaq: ARLZ) and BioCryst Pharmaceuticals Inc. (Nasdaq: BCRX). Previously, Mr. Lee has served on the boards of several private companies and public companies, including Abgenix, Inc. (Nasdaq: ABGX, acquired by Amgen, Inc.), CV Therapeutics Inc. (Nasdaq: CVTX, acquired by Gilead Sciences, Inc.), Inspire Pharmaceuticals, Inc. (Nasdaq: ISPH, acquired by Merck &Co., Inc.), Maxygen, Inc. (Nasdaq: MAXY, dissolved) and OSI Pharmaceuticals, Inc. (Nasdaq: OSIP, acquired by Astellas Pharma Inc.). Mr. Lee received a B.A. from Lenoir-Rhyne College and an M.B.A. from the University of North Carolina at Chapel Hill.

Mr. Mather, 57, has been Managing Director, Co-Head of Equity Capital Markets at BTIG, LLC since March 2015. From December 2009 to February 2015 he was the Head of Private and Alternative Capital and Co-Head of Equity Capital Markets at Janney Montgomery Scott, LLC. Between May 2007 and September 2008, Mr. Mather was the head of the Structured Equity Group at Jefferies Group Inc. Prior to that, Mr. Mather held various senior investment banking positions at Cowen and Company, including as Co-Head of the Private Equity Group. Mr. Mather serves on the board of Tonix Pharmaceuticals Holdings Corp. (Nasdaq: TNXP) and Wentz LLC. Mr. Mather also served on the board of the Finance Company of Pennsylvania (OTC: FCPA) until August 2017. Mr. Mather received a B.A. in History from Brown University and an M.B.A. in Finance from The Wharton School at the University of Pennsylvania.

Dr. Sun, 46, is involved with many private biotechnology companies. Dr. Sun was at Aisling Capital, a private equity firm dedicated to life sciences, from September 2002 until May 2015, during which he held multiple positions most recently as partner. Dr. Sun serves on the board of Versartis, Inc. (Nasdaq: VSAR), Immusoft Corporation and several other private companies. Dr. Sun holds a B.S. in Electrical Engineering from Cornell University, an M.D. from Temple University School of Medicine, an M.B.A. from The Wharton School at the University of Pennsylvania, trained in internal medicine at the Hospital of the University of Pennsylvania and was Board Certified in Internal Medicine.

About Eyenovia

Eyenovia is a specialty biopharmaceutical company building a portfolio of next generation topical eye treatments based on its proprietary delivery and formulation platform for micro-therapeutics. Eyenovia’s pipeline is currently focused on the late-stage development of micro-therapeutics for glaucoma and other eye diseases.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and are likely to, differ materially from what is expressed or forecasted in the forward-looking statements due to numerous factors discussed from time to time in documents which we file with the SEC. In addition, such statements could be affected by risks and uncertainties related to, among other things: our ability to attract and retain key personnel; our clinical trials; the timing and our ability to submit applications for, obtain and maintain regulatory approvals for, our product candidates; our ability to implement our business plan to commercialize our product candidates; the potential advantages of our product candidates; the rate and degree of market acceptance and clinical utility of our product candidates; our estimates regarding the potential market opportunity for our product candidates; our commercialization, marketing and manufacturing capabilities and strategy; our ability to identify additional products, product candidates or technologies with significant commercial potential that are consistent with our commercial objectives; our expectations regarding our ability to fund our operating expenses and capital expenditure requirements; intellectual property risks; the impact of government laws and regulations; our competitive position; and general economic conditions. Any forward-looking statements speak only as of the date on which they are made, and except as may be required under applicable securities laws, we do not undertake any obligation to update any forward-looking statements.

Company Contact:

Eyenovia Inc.

John Gandolfo

Chief Financial Officer

jgandolfo@eyenoviabio.com

Investor Contact:

Tram Bui / Alexander Lobo

The Ruth Group

Phone: 646-536-7035/7037

E-mail: tbui@theruthgroup.com / alobo@theruthgroup.com

Media Contact:

The Ruth Group

Kirsten Thomas

508-280-6592

kthomas@theruthgroup.com